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                                                                   EXHIBIT 10.11

                            MotherNature.com, Inc.
                      360 Massachusetts Avenue, Suite 103
                          Acton, Massachusetts 01720


                                          August 7, 1998

Mr. Ross A. Love
5521 Baywater Drive
Tampa, Florida 33615

Dear Ross:

     This letter sets forth our agreement concerning the arrangements to govern your termination of employment at MotherNature.com, Inc. ("MotherNature"). You have played a significant role at MotherNature and we are appreciative of your contributions.

     1. (a) From and after August 7, 1998 (the "Termination Date") you shall cease to serve as an active employee, but you will receive salary continuation at the rate of $70,000.00 per year (the "Salary Continuation") through May 31, 2000 (the "Continuation Period"). All such amounts described in the preceding sentence will be payable in connection with the normal MotherNature payroll as presently in effect, and are subject to applicable federal and state withholding, payroll and other taxes. All Salary Continuation payments will be made to an account or address designated by Employee.

          (b)  Subject to your continued compliance with the provisions of
Section 7 below, MotherNature hereby agrees to forgive your repayment of the $21,100 in loans and/or advances extended to you by MotherNature on or before August 7, 1998, at the rate of $3,550 per month commencing on September 1, 1998 and continuing monthly thereafter until the active balance is forgiven. Failure to comply with the provisions of Section 7 below prior to the complete forgiveness of such loans will result in the balance of the loans and/or advances being deducted from your Salary Continuation.

          (c) You have agreed to move out of the apartment currently rented by the Company in Waltham, MA; and, MotherNature agrees to pay your relocation expenses up to but not exceeding $3,000 associated with your relocation to Florida.

     2. You hereby confirm your resignation as VP Marketing, Secretary and as Director of MotherNature effective on or before August 7, 1998 and agree to irrevocably waive and terminate any and all rights granted to you under Section 5.01(k) of the Series A Convertible Preferred Stock Purchase Agreement dated
June 10, 1998 by and between MotherNature and the certain Purchasers named in
Exhibit 1.01A thereto (the "Purchase Agreement"), including your right to attend each meeting of the Board of Directors of MotherNature and each meeting of any committee thereof. You further agree that you shall not in the future seek election or agree to serve as a director of MotherNature.
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     3.   You hereby irrevocably waive and rescind any and all right to purchase shares of MotherNature's Series A Convertible Preferred Stock. Accordingly, MotherNature shall cancel and return the Promissory Note in the amount of $53,334.90 dated July 15, 1998 between you and MotherNature, and you shall not be deemed to be (or have been) a Purchaser under the Purchase Agreement for any purpose.

     4. No later than September 15, 1998, you will return to MotherNature any keys, credit cards or other items that you might have in your possession that are the property of MotherNature. In addition, on or before such date, you will return all company files, reports, books, data, memoranda, manuals, diskettes, business or marketing plans, reports, projections, computer equipment and software programs, and all other MotherNature information or property held by you or under your control. You agree not to use any of the foregoing MotherNature materials from and after September 15, 1998. Notwithstanding the foregoing, you shall be entitled to keep the notebook computer provided to you by MotherNature and to purchase for $200.00 the laser printer, provided to you by MotherNature, which is located at your Waltham apartment. .

     5. (a) In exchange for the compensation described in Paragraph 1, and MotherNature's compliance with its obligations set forth in this agreement, and other good and valuable consideration, receipt of which is hereby acknowledged, you hereby agree that, except to the extent of the obligations undertaken by MotherNature herein, you, your representatives, agents, estate, successors and assigns, release and forever discharge MotherNature and/or its successors, assigns, directors, shareholders, officers, employees and/or agents, both individually and in their official capacities with the company, from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, which arise out of your employment with or your termination of employment from MotherNature. This release is intended by you to be all encompassing and to act, except to the extent of the obligations undertaken by MotherNature herein, as a full and total release of any claims that you may have or have had against MotherNature, its successors, assigns, officers, employees and/or agents, both individually and in their official capacity with the company which arise out of your employment with or your termination of employment from MotherNature, including, but not limited to, any federal or state law or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, race, color, religion, creed, sex, sexual preference, national origin, disability, or status as a disabled or Vietnam era veteran; any contract, whether oral or written, express or implied; or common law.

          (b) You agree not only to release and discharge MotherNature, its subsidiaries and/or their respective successors, assigns, stockholders, officers, directors, employees and agents from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims which might be made by any other person or organization on behalf of you, and you specifically waive any right to become, and promise not to become, a member of any class in a case in which claim or claims against MotherNature, its subsidiaries and/or their respective successors, assigns, stockholders, officers, directors, employees and/or agents are made involving any matters which arise out of your employment with or termination from MotherNature, or in any manner related to your ownership (prior to the date hereof) of
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MotherNature stock. You agree that once MotherNature has made the payments specified in Paragraph 1, MotherNature will have satisfied any and all legal and/or contractual obligations to you. Nothing in this letter agreement is to be construed as an admission by MotherNature, its subsidiaries and/or their successors, assigns, or their respective stockholders, officers, directors, employees or agents of any liability or unlawful conduct whatsoever.

     6. You agree and acknowledge the payments and benefits set forth in this letter, together with payments and benefits previously provided to you by MotherNature, are the only payments and benefits you will receive in connection with your employment or its termination. With respect to your Incentive Stock Option Agreements, you agree that your Incentive Stock Option Agreement dated as of July 15, 1998 for 955,000 shares of Common Stock of MotherNature shall terminate unexercised as of the date hereof. With respect to your Incentive Stock Option Agreement dated as of June 10, 1998 for 255,000 shares of Common Stock of MotherNature ("ISO No. 1"), you agree pursuant to the terms of Section 4(a) of ISO No. 1 your option to purchase up to 116,888 shares of Common Stock is deemed vested and exercisable as of the date hereof; and, to the extent not previously exercised, your option to purchase such shares will terminate (and may no longer be exercised) effective three (3) months following from the date hereof. It is understood and agreed that you shall be responsible for any federal and state income tax consequences to you arising out of the exercise of any such stock options and/or the sale or disposition of the underlying Common Stock.

     7. You agree not to directly communicate with any senior employee, executive officer or Director of MotherNature (individually, a "Team Member" and collectively, the "Team Members") with the exception of Michael Barach, Jason Olim, Sam Estrin, John Thompson, Paul Bunn, and, with respect to administrative matters only, to the senior financial officer; provided, however, that you may respond to and communicate with Team Members if the Team Member directly contacts you via telephone, e-mail, facsimile or other method of correspondence. With respect to e-mail, facsimiles and other correspondence, "directly contact" does not include e-mail, facsimiles and other correspondence for which you are a
     ---
copy collated (a "cc") addressee only. You further agree not to make any negative or adverse statement (oral or written) or otherwise disseminate any non-public, confidential or proprietary information (oral or written) to other persons or entities concerning the business, operations, products, services, marketing, strategies, pricing policies, affairs, financial condition or reputation of MotherNature or any of its officers, employees, directors or investors in their capacity as such, except as may be required by law. Not in limitation of the foregoing, you agree not to make any negative or adverse statement (oral or written) or disseminate any nonpublic, confidential or proprietary information (oral or written) to any analyst, broker, investment banker, commercial lender, institutional investor or other member of the financial community regarding MotherNature, its business, financial condition or prospects, or any of its officers, employees, directors or investors. We remind you of your obligation not to divulge any information regarding the terms of this Agreement or any other confidential or proprietary information of MotherNature following the termination of your employment.

     8. You agree that the terms of Sections 6, 7(a), and 7(b) of your Employment Agreement dated June 10, 1998 by and between MotherNature and you shall survive your termination from MotherNature hereunder and shall remain in effect through the Continuation
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Period. You further acknowledge that you are a party to and will continue to be bound by that certain Stockholders Agreement dated June 10, 1998 by and among MotherNature, the Purchasers listed in the signature pages thereto and the Existing Shareholders listed in the signature pages thereto (the "Stockholders Agreement").

     9. (a) The invalidity or unenforceability of any provision of this agreement shall not affect the other provisions of this agreement, but this agreement shall be revised, construed and reformed to the fullest extent possible to effectuate the purposes of this agreement. This agreement shall be binding upon and inure to the benefit of you and MotherNature and your respective heirs, successors and assigns. You agree that MotherNature will not have an adequate remedy if you fail to comply with Paragraphs 5, 7 and/or 8 hereof, and that damages will not be readily ascertainable, and that in the event of such failure, you shall not oppose any application by MotherNature requiring a decree of specific performance or an injunction enjoining a breach of this agreement.

          (b) In addition to all other remedies available to MotherNature, effective immediately upon any breach by you any of your obligations hereunder,
(i) you shall forfeit all right to the forgiveness of outstanding loans provided for in Paragraph 1(b) and such Paragraph 1(b) shall be null and void and of no further force or effect and (ii) with respect to each such breach hereunder, you shall forfeit all right to 25% of the total Salary Continuation that you would otherwise be entitled to under Paragraph 1(a) (the "Aggregate Salary Continuation"); provided, however, that, in the event that upon any such breach
                --------  -------
the total Salary Continuation then remaining to be paid is less than 25% of the Aggregate Salary Continuation, you shall forfeit all right to all Salary Continuation then remaining to be paid. Notwithstanding the foregoing, the rights of forfeiture provided for in clauses (i) and/or (ii) of this Section 9(b) may be waived in any instance by the Company in its sole discretion; provided, however, that waiver of such rights shall not be deemed a waiver of
--------  -------
such rights on any other occasion.

     (c) This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

     (d) This letter agreement represents a complete understanding between the parties and supersedes any and all other agreements and understandings, except for the agreements referenced in Paragraph 8 above which such agreements shall remain in full force and effect (to the extent indicated). You represent that you have read the foregoing Letter Agreement, fully understand the terms and conditions of such Agreement, and are voluntarily executing the same. In entering into this Letter Agreement, you are not relying on any representation, promise or inducement made by MotherNature, with the exception of the consideration described in this letter. If the foregoing accurately sets forth our agreement, please sign the enclosed copy of this letter and return it to me.

                 [Remainder of Page Intentionally Left Blank]
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                                   Very truly yours,

                                   MOTHERNATURE.COM, INC.

                                   /s/ Michael Barach
                                   -----------------------------------------
                                   By:  Michael Barach, President and
                                          Chief Executive Officer


Agreed and accepted:

/s/ Ross A. Love
-------------------------------
Ross A. Love

Date:  August 25, 1998
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                            MotherNature.com, Inc.
                      360 Massachusetts Avenue, Suite 103
                                Acton, MA 01720


                                      September 10, 1998

Ross Love
61 Mt. Vernon Circle
Dunwoody, GA 30338

Re: Termination Agreement dated August 7, 1998

Dear Ross:

     In connection with the Termination Agreement (the "Agreement") dated August 7, 1998 between you and MotherNature.com, Inc. ("MotherNature"), Section 7 of the Agreement is hereby amended to include Robert Haft in the list of MotherNature Team Members with whom you may directly communicate. Section 7 as hereby amended and all other provisions of the Agreement remain in full force and effect.

                                           Sincerely,

                                           MOTHERNATURE.COM, INC.


                                           By /s/ Michael Barach
                                              ---------------------------
                                              Michael Barach
                                              Chief Executive Officer

Agreed and Accepted:

/s/ Ross A. Love
-------------------------
Ross A. Love